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                                                                    EXHIBIT 99.1


(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. To Report Year-End Results by March 15


         Chesterfield, MO - January 22, 2004 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today announced that it will report its 2003 fourth-quarter and full-year results by March 15, with the filing of its 10-K.

         "Our new Chief Financial Officer, Chris Farman, joined us only six weeks ago. He and his team need additional time to finalize the year-end statements," explained Thomas S. Rooney, Jr., President and Chief Executive Officer.

         "Based on a preliminary review, we expect continued soft operating results. We also expect to report a net loss for the fourth quarter, primarily because of a large loss on a single job and certain reserve adjustments," Rooney said.

         "Our balance sheet remains strong with our 2003 year-end cash balance exceeding $100 million," he added.

         Rooney commented, "In light of these circumstances, we would be in violation of certain financial covenants related to our senior notes, credit facility and insurance collateral. We have begun to work closely with all interested parties to achieve a successful and timely resolution."

         Rooney emphasized, "We are continuing to implement a disciplined, strategic plan to achieve operational excellence while capitalizing on our leadership position in the market."

         In concert with filing its 10-K, Insituform will conduct a conference call.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Vice President and CFO
          (636) 530-8000